Exhibit 99.01

U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402-2023

July 25, 2002

INVESTOR RELATIONS RELEASE

XCEL ENERGY REPORTS SECOND QUARTER ONGOING EARNINGS OF 37 CENTS AS IT CONTINUES
FINANCIAL IMPROVEMENT PLAN FOR NRG ENERGY

MINNEAPOLIS – As it implements an aggressive financial improvement plan for its subsidiary NRG Energy, Xcel Energy reported total earnings of 23 cents per share for second quarter 2002, compared with 49 cents per share for second quarter 2001. Xcel Energy ongoing earnings for second quarter 2002 were 37 cents per share, excluding unusual items, compared with 46 cents per share for the same period in 2001. Unusual items included special charges of 10 cents per share, primarily related to the integration plan and asset impairments at NRG, and discontinued operations of 4 cents per share reflecting two NRG projects held for sale as of June 30, 2002. Total 2001 second quarter results reflect a 3-cent increase related to the resolution of two regulatory items.

The company’s utility earnings, including energy trading and marketing, for second quarter 2002 were 35 cents per share, compared with 40 cents per share, excluding special charges, for second quarter 2001. The decrease in utility earnings was due primarily to lower trading and short-term wholesale margins, largely related to lower power prices.

NRG’s ongoing earnings contribution was 5 cents per share in the second quarter of 2002, compared with 11 cents per share in second quarter 2001. Those results exclude special charges and discontinued operations, as described in Note 1 to the Financial Statements. The decrease is primarily due to lower power prices. Average North American power prices in the regions in which NRG operates were approximately $35 per megawatt-hour for second quarter 2002, compared with $73 for the same period in 2001.

“As we progress through 2002, we continue to aggressively address financial and operational challenges,” said Wayne H. Brunetti, chairman, president and chief executive officer. “We are implementing a plan to transition NRG Energy from a business development to an operational focus, leveraging Xcel Energy’s core skills to improve their financial performance.”

The NRG financial improvement plan includes:

•	Selling selected NRG assets, with expected net proceeds of approximately $1.4 billion;
•	Reducing NRG capital expenditures by $1.0 billion in 2003 and $1.3 billion in 2004;
•	Xcel Energy investing equity in NRG;
•	Integrating portions of NRG and Xcel Energy operations, with expected cost savings of approximately $75 million to $100 million on an annual basis;
•	Taking actions to provide required liquidity for the remainder of 2002; and
•	Taking steps to renegotiate NRG’s collateral requirements in the event of a downgrade in its credit rating to below investment grade.

“We have a solid financial improvement plan, but we also recognize that the near-term outlook for power prices for independent power producers such as NRG has declined,” Brunetti said. “As a result, we’ve revised this year’s Xcel Energy earnings target. We now expect annual earnings from ongoing operations in the range of $1.70 to $1.95 per share for 2002.”

Xcel Energy will host an earnings conference call beginning at 8:00 a.m. CDT on July 26. The conference call will be broadcast and archived on Xcel Energy’s Web site at the following location: http://www.xcelenergy.com, then click on: Investor Information.

In addition, the call can be accessed live at:

U.S. Dial-In: 1-888-428-4473 International Dial-In: (612) 338-1040

The call will be available for replay from 1 p.m. on July 26 through 11:59 p.m. on Aug. 2, Central time. Replay numbers:

U.S. Dial-In: 1-800-475-6701 International Dial-In: (320) 365-3844 Access Code: 645436

This release includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include the statement regarding the 2002 earnings target and other statements that are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; risks related to the integration of NRG into Xcel Energy; the realization of expectations regarding the NRG financial improvement plan and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2001.

# # #

For more information, contact:

E J McIntyre	Vice President and Chief Financial Officer	(612) 215-4515
R J Kolkmann	Managing Director, Investor Relations	(612) 215-4559
P A Johnson	Director, Investor Relations	(612) 215-4535

For news media inquiries only, please call Xcel Energy media relations Xcel Energy Internet Address: http://www.xcelenergy.com	(612) 215-5300

This information is not given in connection with any
sale or offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Thousands of Dollars, Except per Share Data)

	Three months ended		Twelve months ended
	June 30,		June 30,

	2002	2001	2002	2001

Operating revenues:
Electric utility	$1,328,898	$1,643,877	$5,763,903	$6,369,858
Gas utility	235,635	400,405	1,491,627	2,105,549
Electric and gas trading	1,039,684	869,425	3,145,630	3,302,698
Nonregulated and other	795,282	721,975	3,258,339	2,745,959
Equity earnings from investments in affiliates	28,468	61,672	175,849	197,225

Total operating revenues	3,427,967	3,697,354	13,835,348	14,721,289
Operating expenses:
Electric fuel and purchased power – utility	544,405	836,977	2,579,637	3,185,282
Cost of gas sold and transported – utility	125,617	292,102	954,635	1,553,508
Electric and gas trading costs	1,040,089	836,960	3,136,028	3,197,038
Cost of sales – nonregulated and other	417,725	434,297	1,652,097	1,435,189
Other operating and maintenance expenses – utility	343,983	371,572	1,489,793	1,494,094
Other operating and maintenance expenses – nonregulated	197,015	160,351	866,065	697,231
Depreciation and amortization	272,496	221,075	1,045,617	841,622
Taxes (other than income taxes )	84,708	87,753	301,596	352,468
Special charges	56,368	23,018	109,693	263,123

Total operating expenses	3,082,406	3,264,105	12,135,161	13,019,555

Operating income	345,561	433,249	1,700,187	1,701,734
Interest income and other nonoperating income – net of other expenses	13,698	10,365	64,006	42,553
Interest charges and financing costs:
Interest charges – net of amounts capitalized	216,118	186,460	839,485	708,341
Distributions on redeemable preferred securities of subsidiary trusts	9,472	9,700	38,572	38,800

Total interest charges and financing costs	225,590	196,160	878,057	747,141

Income from continuing operations before income taxes, minority interests and extraordinary items	133,669	247,454	886,136	997,146
Income taxes	37,707	70,156	231,011	336,198
Minority interest	(4,851)	9,794	44,731	49,208

Income from continuing operations	100,813	167,504	610,394	611,740
Income (loss) from discontinued operations, net of tax	(13,511)	353	(12,076)	1,142

Income before extraordinary items	87,302	167,857	598,318	612,882
Extraordinary items, net of tax	—	—	10,287	(5,302)

Net income	87,302	167,857	608,605	607,580
Dividend requirements on preferred stock	1,060	1,060	4,241	4,241

Earnings available for common shareholders	$86,242	$166,797	$604,364	$603,339

Weighted average common shares outstanding – diluted (1000’s)	378,129	343,688	355,374	340,970
Earnings per share – diluted:
Earnings before unusual items	$0.37	$0.46	$1.90	$2.28
Special charges – see page 5	(0.10)	(0.04)	(0.19)	(0.56)
Conservation incentive adjustment – see page 6	—	0.07	—	0.07
Discontinued operations – see page 5	(0.04)	—	(0.04)	—
Extraordinary items – see page 6	—	—	0.03	(0.02)

Total	$0.23	$0.49	$1.70	$1.77

See Notes to Consolidated Financial Statements

NRG ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Thousands of Dollars, Except per Share Data)

	Three months ended		Twelve months ended
	June 30,		June 30,

	2002	2001	2002	2001

Operating revenues:
Wholly owned operations	$719,188	$660,229	$2,882,677	$2,496,172
Equity earnings from investments in affiliates	24,491	61,468	171,400	180,673

Total operating revenues	743,679	721,697	3,054,077	2,676,845
Operating expenses:
Cost of sales – wholly owned operations	361,067	375,091	1,399,201	1,283,350
Other operating, maintenance and administrative expenses	170,542	148,159	749,130	602,775
Depreciation and amortization	78,436	45,600	271,610	155,793
Special charges	56,365	—	56,365	—

Total operating expenses	666,410	568,850	2,476,306	2,041,918

Operating income	77,269	152,847	577,771	634,927
Interest income and other nonoperating income – net of other expenses	6,915	11,863	26,381	20,237
Interest charges and financing costs:
Interest charges – net of amounts capitalized	136,351	105,760	507,711	352,461

Income from continuing operations before income taxes and minority interests	(52,167)	58,950	96,441	302,703
Income tax expense (benefit)	(26,349)	7,705	(34,088)	77,148
Minority interest	2,023	2,484	5,356	11,797

Income (loss) from continuing operations	(27,841)	48,761	125,173	213,758
Discontinued operations:
Income (loss) from discontinued operations, net of tax	331	353	1,766	1,142
Estimated loss on disposal for discontinued operations, net of tax	(13,842)	—	(13,842)	—

Income (loss) from discontinued operations	(13,511)	353	(12,076)	1,142

Net income (loss)	$(41,352)	$49,114	$113,097	$214,900

NRG Contribution to Xcel Energy Earnings per Share – diluted (excluding minority interest in NRG)
Ongoing operations	$0.05	$0.11	$0.37	$0.49
Special charges	(0.10)	0.00	(0.10)	0.00
Discontinued operations	(0.04)	0.00	(0.04)	0.00

Total NRG Energy, Inc. contribution	$(0.09)	$0.11	$0.23	$0.49

See Notes to Consolidated Financial Statements

XCEL ENERGY INC.
Notes to Consolidated Financial Statements (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not necessarily an appropriate base from which to project annual results. Certain items in the 2001 income statements have been reclassified to conform to the presentation included in Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2001. These reclassifications had no effect on net income or earnings per share.

Note 1. Significant Factors Affecting Operating Results

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses.

	3 Mos. Ended		12 Mos. Ended

	6/30/02	6/30/01	6/30/02	6/30/01

Utility before unusual items	$0.35	$0.40	$1.67	$1.95
Special charges – see details below	0.00	(0.04)	(0.09)	(0.48)
Conservation incentive adjustment	0.00	0.07	0.00	0.07
Extraordinary items	0.00	0.00	0.03	(0.02)

Total utility	$0.35	$0.43	$1.61	$1.52
Nonregulated / holding company before unusual items	0.02	0.06	0.23	0.33
Discontinued operations – see details below	(0.04)	0.00	(0.04)	0.00
Special charges – see details below	(0.10)	0.00	(0.10)	(0.08)

Total nonregulated / holding company	(0.12)	0.06	0.09	0.25

Total EPS	$0.23	$0.49	$1.70	$1.77

EPS before unusual items	$0.37	$0.46	$1.90	$2.28

Xcel Energy issued 23 million shares of common stock in a public offering in February 2002, as well as 25.8 million shares in June 2002. Dilution from these issuances reduced total earnings per share above for the quarter and 12 month period ended June 30, 2002 by 2 and 5 cents per share, respectively.

Discontinued Operations

As discussed in Note 2, NRG is in the process of marketing certain assets for sale. As of June 30, 2002, two NRG projects had been classified as held for sale. The estimated after-tax loss on disposal for these projects of $14 million, representing 4 cents per share, has been separately classified and reported as discontinued operations in the accompanying statements of income. Operating results of these projects have also been reclassified to discontinued operations.

Special Charges

2002 NRG Integration – In the second quarter of 2002, NRG expensed a pretax charge of $20 million, or 4 cents per share, for expected severance costs associated with the Xcel Energy integration plan. Through June 30, 2002, severance costs have been recognized for employees who had been terminated as of that date. Additional integration charges are expected to be expensed in the future, as further actions are taken, but are not determinable at this time.

2002 NRG Charges–NEO Project – During the second quarter of 2002, NRG expensed a pretax charge of $36 million, or 6 cents per share, related to its NEO Corporation landfill gas operations. The charge was related largely to asset impairments based on a revised project outlook. It also reflects the accrued impact of a dispute settlement with Fortistar, a partner with NEO in the landfill gas operations.

2002 Regulatory Recovery Adjustment – During the first quarter of 2002, Southwestern Public Service (SPS), a wholly owned subsidiary of Xcel Energy, entered into a settlement agreement with intervenors regarding the recovery of restructuring costs, which was approved by the Texas regulatory commission in May 2002. Based on the settlement agreement, SPS wrote off pretax restructuring costs of $5 million, or 1 cent per share.

2002/2001 Restaffing – During the fourth quarter of 2001, Xcel Energy expensed pretax special charges of $39 million, or 7 cents per share, for expected staff consolidation costs for an estimated 500 employees at several operating and corporate support areas of Xcel Energy. In the first quarter of 2002, the identification of affected employees was completed and additional pretax special charges of $9 million, or approximately 1 cent per share, were expensed for the final costs of staff consolidations. As of June 30, 2002, all 564 of accrued staff terminations had occurred.

2001 Postemployment Benefits – Earnings for the second quarter of 2001 were reduced by 4 cents per share due to a Colorado Supreme Court decision that resulted in 2001 pretax write-off of $23 million of regulatory assets related to deferred postemployment benefit costs at Public Service Company of Colorado (PSCo), a wholly owed utility subsidiary of Xcel Energy.

2000 Merger Costs – During the third quarter and fourth quarter of 2000, Xcel Energy expensed pretax special charges of $241 million, or 52 cents per share, for costs related to the merger between NSP and NCE. Of these special charges, approximately 44 cents per share were associated with the costs of merging regulated operations and 8 cents per share were associated with merger impacts on nonregulated activities. Of these pretax special charges, $201 million, or 43 cents per share, was recorded during the third quarter of 2000 and $40 million, or 9 cents per share, was recorded during the fourth quarter of 2000.

Conservation Incentive Adjustment

In June 2001, the Minnesota Public Utilities Commission (MPUC) approved a plan that reversed the 1999 decision disallowing the recovery of 1998 lost margins, load management discounts and incentives associated with state-mandated programs for electric energy conservation. The liabilities recorded as a result of the 1999 decision of approximately $41 million (including carrying charges) for potential refunds to customers were no longer required. This accounting adjustment increased revenue by approximately $34 million and increased allowance for funds used during construction (equity and debt) by approximately $7 million, increasing earnings by 7 cents per share for the second quarter of 2001.

Extraordinary Items

2000 Electric Utility Restructuring Impacts – In the second quarter of 2000, SPS discontinued regulatory accounting under Statement of Financial Accounting Standard (SFAS) No. 71 — “Accounting for the Effects of Certain Types of Regulation” for the generation portion of its business based on both legislative and regulatory developments in Texas and New Mexico, which addressed the implementation of electric utility restructuring. During the third quarter of 2000, SPS completed the defeasance of its first mortgage indenture and recorded a charge of $8.2 million before tax, or $5.3 million after tax, for the generation-related portion of its defeasance costs. These extraordinary charges reduced Xcel Energy’s earnings by 2 cents per share for the third quarter of 2000.

2001 Electric Utility Restructuring Delays – During early 2001, legislation in both Texas and New Mexico was passed that delayed the planned implementation of restructuring within SPS’ service territory for at least five years. Accordingly, in the second quarter of 2001, SPS reapplied the provisions of SFAS No. 71 for its generation business. During the fourth quarter of 2001, SPS completed a $500-million, medium-term debt financing with the proceeds used to reduce short-term borrowings that had resulted from the 2000 defeasance. Based on the fourth quarter 2001 events and the corresponding reduced uncertainty surrounding the financial impacts of the delay in restructuring, SPS restored certain regulatory assets (including defeasance costs) totaling $17.6 million and reported related extraordinary income of $11.8 million, or 3 cents per share, in the fourth quarter.

Utility and Energy Trading Operations

Estimated Impact of Temperature Changes on Regulated Earnings – Xcel Energy analyzes the approximate effect of variations from historical average temperatures on actual sales levels. The following summarizes the estimated impact of temperature variations on actual utility operating results relative to sales under normal weather conditions (excluding the impact on NRG and energy trading operations).

	Earnings per Share Increase (Decrease)

Earnings per Share for the Period Ended June 30:	2002 vs.	2001 vs.	2002 vs. 2001
	Normal	Normal

Quarter Ended	$0.03	$0.00	$0.03
12 Months Ended	$0.04	$0.09	($0.05)

Sales Growth – The following table summarizes Xcel Energy’s regulated growth for actual and weather normalized electric and gas sales for the three-month and 12-month periods ended June 30, 2002, compared with the same periods in 2001.

	Second Quarter		12-Months Ended

	Actual	Normalized	Actual	Normalized

Electric Residential	5.5%	2.9%	1.1%	2.8%
Electric Commercial & Industrial	1.8%	0.7%	0.0%	0.3%
Total Retail Electric Sales	2.7%	1.3%	0.3%	1.0%
Total Firm Gas Sales	3.5%	*	(7.0)%	1.8%
Total Gas Sales	8.1%	*	(1.0)%	2.8%
* Not applicable

Electric Utility and Commodity Trading Margins – Electric utility margins increased approximately $4 million for the second quarter of 2002, compared with second quarter 2001, and approximately $106 million for the 12-month period ended June 30, 2002, compared with the same period in 2001. The higher electric margins in the second quarter reflect lower unrecovered costs, due in part to resetting the base-cost recovery at PSCo in January 2002. Favorable weather and sales growth also contributed to the higher margins. The increase was partially offset by higher demand costs and lower capacity margins. For the 12-month period, the higher electric margins reflect sales growth, the impact of accrued conservation incentive revenues, lower accruals for regulatory incentive mechanisms and lower unrecovered costs. The increase for the 12-month period was partially offset by the impact of the conservation incentive adjustment for prior periods as previously discussed and unfavorable weather impacts.

Short-term wholesale margins consist of asset-based electric trading conducted primarily at PSCo and Northern States Power Company – Minnesota (NSP-MN), wholly owned subsidiaries of Xcel Energy. Electric and gas commodity trading margins consist of non-asset-based electric trading conducted primarily at PSCo and natural gas trading at e prime, a wholly owned natural gas marketing and trading subsidiary. Short-term wholesale and electric and gas commodity trading margins decreased approximately $58 million for the second quarter of 2002, compared with the second quarter of 2001, and decreased approximately $202 million for the 12-month period ended June 30, 2002, compared with the same period in 2001. The decrease reflects lower power pool prices in the second half of 2001 and continuing in 2002.

The following table details the changes in revenues and margins from Xcel Energy’s electric utility and trading operations, excluding NRG, for the quarters and 12 months ended June 30:

			Electric	Gas
	Electric	Short-term	Commodity	Commodity	Intercompany	Consolidated
(Millions of dollars)	Utility	Wholesale	Trading	Trading	Eliminations	Total

3 months ended 6/30/2002
Electric utility revenue	$1,289	$40	$—	$—	$—	$1,329
Electric and gas trading revenue	—	—	494	566	(20)	1,040
Electric fuel and purchased power-utility	(514)	(30)	—	—	—	(544)
Electric and gas trading costs	—	—	(496)	(564)	20	(1,040)

Gross margin before operating expenses	$775	$10	$(2)	$2	$—	$785

Margin as a percentage of revenue	60.1%	25.0%	(0.4)%	0.4%	—	33.1%

3 months ended 6/30/2001
Electric utility revenue	$1,453	$191	$—	$—	$—	$1,644
Electric and gas trading revenue	—	—	434	440	(5)	869
Electric fuel and purchased
power-utility	(682)	(155)	—	—	—	(837)
Electric and gas trading costs	—	—	(413)	(429)	5	(837)

Gross margin before operating expenses	$771	$36	$21	$11	$—	$839

Margin as a percentage of revenue	53.1%	18.8%	4.8%	2.5%	—	33.4%

12 months ended 6/30/2002
Electric utility revenue	$5,373	$391	$—	$—	$—	$5,764
Electric and gas trading revenue	—	—	1,389	1,823	(66)	3,146
Electric fuel and purchased power-utility	(2,256)	(324)	—	—	—	(2,580)
Electric and gas trading costs	—	—	(1,388)	(1,814)	66	(3,136)

Gross margin before operating expenses	$3,117	$67	$1	$9	$—	$3,194

Margin as a percentage of revenue	58.0%	17.1%	0.1%	0.5%	—	35.8%

12 months ended 6/30/2001
Electric utility revenue	$5,481	$889	$—	$—	$—	$6,370
Electric and gas trading revenue	—	—	1,432	1,975	(104)	3,303
Electric fuel and purchased power-utility	(2,470)	(716)	—	—	—	(3,186)
Electric and gas trading costs	—	—	(1,345)	(1,956)	104	(3,197)

Gross margin before operating expenses	$3,011	$173	$87	$19	$—	$3,290

Margin as a percentage of revenue	54.9%	19.5%	6.1%	1.0%	—	34.0%

Table Note 1 — The wholesale and trading margins reflect the impact of the regulatory sharing of certain margins under the Incentive Cost Adjustment in Colorado.

Other Operating and Maintenance Expenses — Utility - Utility operating and maintenance expenses for the second quarter of 2002 decreased approximately $27.6 million, or 7.4 percent, compared with 2001 and by approximately $4.3 million, or 0.3 percent, for the 12 months ended June 30, 2002, compared with the same period in 2001. The decreased costs in the second quarter and the 12-month period reflect employee benefit accrual adjustments, partially offset by higher outage costs and higher property insurance. Lower staffing levels, offset by higher security and other costs for nuclear operations, also affected the 12-month period.

Nonregulated and Holding Company Operations

The following table summarizes the earnings-per-share contributions of Xcel Energy’s nonregulated businesses and holding company costs.

	3 Months Ended		12 Months Ended

	6/30/02	6/30/01	6/30/02	6/30/01

NRG Energy, Inc.:
Ongoing operations	$0.05	$0.11	$0.37	$0.49
Special charges	(0.10)	0.00	(0.10)	0.00
Discontinued operations	(0.04)	0.00	(0.04)	0.00

Total NRG Energy, Inc.	(0.09)	0.11	0.23	0.49
Xcel International, including Yorkshire Power	0.00	(0.01)	0.00	0.00
Eloigne Company	0.01	0.01	0.03	0.04
Seren Innovations Inc.	(0.02)	(0.02)	(0.07)	(0.08)
e prime	0.00	0.02	0.01	0.00
Planergy International	0.00	(0.02)	(0.02)	(0.09)
Financing Costs & Preferred Dividends	(0.03)	(0.02)	(0.10)	(0.09)
Other	0.01	(0.01)	0.01	(0.02)

Total Nonregulated / Holding Company	$(0.12)	$0.06	$0.09	$0.25

NRG Operating Results – NRG’s earnings from ongoing operations decreased for the second quarter of 2002 and the 12 months ended June 30, 2002, due primarily to lower power prices in the Northeast and Central regions of the United States and favorably priced contracts in place for West Coast Power in 2001. In addition, higher operating, depreciation and interest costs have resulted from project acquisitions since the second quarter of 2001. The decrease for the second quarter was partially offset by a mark-to-market gain recorded under SFAS No. 133 in the second quarter of 2002 of 5 cents per share, compared with 3 cents per share in SFAS No. 133 losses in the comparable 2001 period. The results for the 12-month period ended June 30, 2002, include SFAS No. 133 gains of 9 cents per share compared with a SFAS No. 133 loss of 1 cent for the comparable period in 2001.

NRG Net Income by Region – NRG manages its generation portfolio on a geographical basis. The following table summarizes net income by region for the three months ended June 30, 2002 and 2001. The “other” category includes operations that do not meet the threshold for separate disclosure and corporate charges (primarily interest expense) that have not been allocated to the operating segments.

(Thousands of dollars)	2002	2001	Change

North America (generation)	$9,170	$69,552	$(60,382)
Europe	10,519	8,769	1,750
Asia Pacific	799	2,311	(1,512)
Latin America	2,065	702	1,363
North America (other)	9,867	13,608	(3,741)
Interest and other expense	(39,449)	(29,904)	(9,545)
SFAS No. 133	17,303	(16,277)	33,580

Income from ongoing operations	10,274	48,761	(38,487)
Special charges	(38,115)	—	(38,115)
Discontinued operations – net of tax	(13,511)	353	(13,864)

Net income (loss)	$(41,352)	$49,114	$(90,466)

NRG’s special charges and discontinued operations relate to integration, NEO impairments and the expected losses from project sales, as discussed previously.

NRG sold approximately 7,363,786 megawatt-hours of electricity to its North American customers during the second quarter of 2002, compared with 7,202,735 megawatt-hours in 2001. Generation, broken down by U.S. geographic region, is as follows:

(Megawatt hours)	2002	2001	Change

Northeast	2,497,505	3,376,972	(879,467)
MidAtlantic	824,110	—	824,110
South Central	3,115,170	2,520,617	594,553
North Central	58,057	—	58,057
Western	868,944	1,305,146	(436,202)

Total North America (generation)	7,363,786	7,202,735	161,051

Seren – Operation of its broadband communications network in Minnesota and California resulted in losses for the quarters and 12-month periods ended June 30, 2002 and 2001.

Seren is operating a combination cable television, telephone and high-speed Internet access system in two locations: St. Cloud, Minn., and Contra Costa county in the East Bay area of northern California. As of June 30, 2002, Xcel Energy’s investment in Seren was approximately $250 million. Management is continuing to evaluate the strategic fit of Seren in Xcel Energy’s business portfolio.

e prime – e prime’s results reflect less favorable market opportunities in the gas transmission and storage business in the three and 12 months ended June 30, 2002, compared with the same periods in 2001.

e prime’s results for the 12 months ended June 30, 2001, were reduced by special charges of 2 cents per share for contractual obligations and other costs associated with post-merger changes.

Planergy International – Planergy is a wholly owned energy management, consulting and demand-side management services subsidiary of Xcel Energy.

During the second quarter of 2001, Planergy recorded a loss of 2 cents per share largely due to lower margins on performance contracts, higher project development expenses and final costs related to the consolidation of Planergy and EMI operations. Planergy’s results for the 12 months ended June 30, 2001, were reduced by 4 cents per share for the write-offs of goodwill and project development costs recorded during the third quarter of 2000.

Financing Costs and Preferred Dividends — Nonregulated and holding company results include interest expense and preferred dividend costs, which are incurred at the Xcel Energy and intermediate holding company levels and are not directly assigned to individual subsidiaries.

Other – Other nonregulated earnings increased for the 12 months ended June 30, 2002, from the same period in 2001 due primarily to improved operations at Utility Engineering, a wholly owned subsidiary of Xcel Energy. Other nonregulated and holding company results for the 12 months ended June 30, 2001, were reduced by special charges of 2 cents per share for asset write-downs and losses resulting from various nonregulated business ventures that were no longer being pursued after the merger.

Nonoperating Items

Interest Income and Other — Net - Interest income and other nonoperating income – net of other expenses increased by approximately $21 million for the 12 months ended June 30, 2002, compared with the same period in 2001. This increase was primarily the result of interest income on loans to unconsolidated affiliates and gains on sales of nonregulated projects.

Income Taxes – The Xcel Energy effective tax rate decreased to 26 percent for the 12 months ended June 30, 2002 from 34 percent for the same period in 2001. The change in the effective tax rate between years reflects the impact of tax credits, which represent a higher percentage of the lower pretax income levels in 2002, and also reflects the implementation of state tax planning strategies at NRG.

Note 2. NRG Integration

In response to a changed business outlook for the independent power production sector, including NRG, on Feb. 15, 2002, Xcel Energy announced a re-integration plan for NRG. The announced actions included:

•	a tender offer to exchange all outstanding shares of NRG common stock for Xcel Energy common shares;
•	marketing certain NRG generating assets for possible sale;
•	canceling and deferring capital spending for NRG projects; and
•	integrating much of NRG’s operations into Xcel Energy’s system and organization.

The following is an update on the status of these actions.

Exchange Offer

On June 4, 2002, Xcel Energy completed an exchange offer of 0.50 shares of Xcel Energy common stock in a tax-free exchange for each outstanding share of NRG common stock. The exchange of NRG common shares for Xcel Energy common shares was accounted for as a purchase. The 25,764,852 shares of Xcel Energy stock issued were valued at $25.14 per share, based on the average market price of Xcel Energy shares for 3 days before and after April 4, 2002, when the revised terms of the exchange were announced and approved by the NRG Board. Including other costs of acquisition, this resulted in a total purchase price to acquire NRG’s shares of approximately $650 million.

Marketing of NRG Assets

In the first quarter of 2002, management identified NRG assets and groups of assets that could be marketed for sale. The assets are being marketed in four regional bundles: Latin America, the United Kingdom, Continental Europe and Asia-Pacific. Xcel Energy is also marketing select North American assets, including those in the South Central U.S., for potential sale.

In the second quarter of 2002, invitations were sent to prospective bidders on such assets, with indicative bids due during June 2002. Xcel Energy management reviewed the results of the indicative bids received with the Xcel Energy board of directors, and discussed the process by which assets would be considered, recommended, and approved for sale. The board determined that its approval was necessary for material asset sales.

The asset-marketing timetable is generally as follows:

•	Bidder due diligence is expected to be completed in July;
•	Final bids are due in August;
•	Negotiation of sale and purchase agreements are expected in August-September; and
•	Financial close is expected to be completed in September-December.

Several projects have an accelerated timetable. At the June board meeting, one material NRG asset sale was approved. One additional project, which was not a material asset sale, was classified as held for sale in the second quarter of 2002. See discussion of the Discontinued Operations charge in Note 1. In addition, it is expected that several other sales of small NRG assets will be completed in August 2002.

Indicative bids received and discussed with the board in June 2002 for NRG’s international projects, if ultimately proceeding to a sale at the bid price, would generate proceeds of approximately $800 million to $1.3 billion of cash, compared with book value (of equity investments in such projects) of approximately $1.5 billion. Bids for certain NRG domestic projects were not presented in detail to the Xcel Energy Board at their June meeting. However, management anticipates that bids on domestic projects could generate an additional $500 million to $900 million of cash from sale proceeds. Material losses could also result from the sale of domestic projects. Proceeds are expected to be used to pay down debt at NRG.

Because it is not known at this time what projects the Xcel Energy board will approve, nearly all NRG assets being marketed are not considered “held for sale.” For projects ultimately determined to be held for sale, any excess of carrying value over fair value would need to be recognized as a loss at the time the board commits to a plan to sell.

Integration Activities

Management changes have occurred at NRG and the integration of portions of NRG’s energy marketing and power plant management functions into corresponding Xcel Energy organizations has begun. In addition, NRG’s corporate and administrative support functions are also being integrated into comparable areas of Xcel Energy. This integration is expected to reduce NRG’s cost structure by $75 million to $100 million on an annual basis.

The employee termination and other costs incurred through June 30, 2002, associated with NRG integration activities are reported as Special Charges in NRG’s second quarter results, as discussed further in Note 1.

Note 3. NRG Liquidity & Credit Contingencies

NRG has taken aggressive steps to reduce capital commitments in an effort to increase liquidity. As of June 30, 2002, NRG had approximately $369 million of unrestricted cash and cash equivalents. Of this amount approximately $220 million would be available for collateral commitment. NRG’s $1-billion corporate revolver was fully drawn at June 30, 2002.

NRG Credit Rating

In December 2001, Moody’s Investors Services placed NRG’s long-term senior unsecured debt rating on review for downgrade. In the event of a downgrade, NRG estimates that it would be required to post collateral ranging from $975 million to $1.1 billion. Of the collateral posted, approximately $215 million is required to fund debt service reserve and other guarantees at the project level, $10 million is required to fund trading obligations, $75 million is required to fund remaining equity commitments to complete construction of the Brazos Valley plant in Texas; and between $675 million and $825 million is required to fund equity guarantees associated with the $2-billion construction and acquisition revolver depending on various options being pursued by NRG.

In the event of a downgrade, NRG had been expecting to meet the collateral requirements with available cash, operating cash flows, equity contributions from Xcel Energy, proceeds from asset sales and the issuance of bonds into the capital markets or as a private placement. As a result of the current environment in the capital markets, NRG may not be able to access the capital markets in a sufficient amount or on a timely basis to meet the liquidity requirements if a downgrade were to occur in the near term. If NRG were unable to access the capital markets, given the unpredictability of the timing of sale proceeds and the limitations imposed by the Public Utility Holding Company Act of 1935 (PUHCA) on further contributions by Xcel Energy, NRG would not have sufficient funds to meet these collateral requirements. The failure to post the required collateral would result in a default unless waivers were obtained. If NRG is unable to obtain waivers or modifications of these collateral requirements and the debt obligations are accelerated, NRG would need to refinance or restructure its outstanding debt obligations, and, if unsuccessful, to consider all other options. At the present time and based on conversations with various lenders, Xcel Energy management believes that it will not be necessary for NRG to seek relief under the bankruptcy laws and that the implementation of its plans for NRG as discussed in Note 2, coupled if necessary, with waivers from lenders is the correct course of action to restore NRG’s financial strength.

Also, absent waivers or modifications from Xcel Energy’s lenders, a default by NRG and acceleration of the debt by NRG’s lenders would trigger a cross-default under Xcel Energy’s $800 million credit facilities, which would cause Xcel Energy to have to renegotiate these loans or obtain replacement facilities. Although Xcel Energy is optimistic that it can obtain such waivers or modifications from its lenders to avoid such cross-default, there can be no guarantee that such waivers or modifications can be obtained.

NRG Investment Financing

NRG Peaker Finance Company LLC – During the second quarter, NRG Peaker Finance Company LLC, an indirect wholly owned subsidiary of NRG, issued $325 million of floating rate senior secured bonds. This issue, rated triple-A by Moody’s Investors Service and Standard & Poor’s Ratings Services and due in 2019, provided net proceeds of $250 million. XL Capital Assurance Inc. (XLCA), rated triple-A by Moody’s Investors Service, Standard & Poor’s Ratings Services and Fitch Ratings, will guarantee scheduled principal and interest payments on the bonds. The XLCA guarantee is secured by five peaker power plants totaling approximately 1,318 megawatts.

NRG Energy Center, Inc. – NRG Energy Center, Inc. issued $75 million of bonds in July 2002 in a private placement secured by NRG’s district heating and cooling investments throughout the United States. Proceeds net of underwriting fees, XLCA insurance premiums and various project level obligations were distributed to NRG and used to finance capital commitments for project construction and capital investments in existing operating assets.

FirstEnergy Assets –- NRG has signed purchase agreements to acquire or lease a portfolio of generating assets from FirstEnergy Corporation. Under the terms of the agreements, NRG agreed to pay approximately $1.6 billion for four primarily coal-fueled generating stations.

NRG expects to finance the transaction with an $800-million lease with limited recourse to NRG, the assumption of $145 million of municipal debt secured by the Bay Shore facility, up to $250 million from a prospective equity investor and the remainder from capital raised directly by NRG.

On July 2, 2002, the Federal Energy Regulatory Commission (FERC) issued an order approving the transfer of FirstEnergy generating assets to NRG; however, FERC conditioned approval on NRG’s assumption of FirstEnergy’s obligations under a separate agreement between FirstEnergy and the City of Cleveland. These conditions require FirstEnergy to protect the City of Cleveland in the event the generating assets are taken out of service. On July 16, 2002, FERC clarified that the condition requires NRG to provide notice to the City of Cleveland and FirstEnergy if the generating assets are taken out of service and that other obligations remain with FirstEnergy. NRG is reviewing the FERC orders to determine the impact on ownership and operation of the generating assets.

NRG Debt Covenants and Restrictions

Project Debt Service – Substantially all of NRG’s operations are conducted by project subsidiaries and project affiliates. NRG’s cash flow and ability to service corporate-level indebtedness when due is dependent upon receipt of cash dividends and distributions or other transfers from NRG’s projects and other subsidiaries. The debt agreements of NRG’s subsidiaries and project affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to NRG. As of June 30, 2002, six of NRG’s subsidiaries and project affiliates are restricted from making cash payments to NRG. Loy Yang, Killingholme, Energy Center Kladno and Louisiana Generating do not currently meet the minimum debt service coverage ratios required for these projects to make payments to NRG. LSP Energy (Batesville) is attempting to resolve equipment problems that will cause its debt service coverage ratio to fall below the minimum required for distribution and Crockett Cogeneration is limited in its ability to make distributions to NRG and its other partners.

NRG believes the situations at Louisiana Generating, Energy Center Kladno, Batesville and Killingholme do not create an event of default and will not allow the lenders to accelerate the project financings. The forced outage of one 500-megawatt unit at Loy Yang, combined with current market prices, may lead to an event of default and the possible acceleration of the Loy Yang project debt in the fourth quarter of 2002. The unit has been repaired and, if insurance claims are paid and forecasted revenues and costs are achieved, default is expected to be avoided.

Note 4. Xcel Energy Liquidity & Capital Resources

Xcel Energy Capital Expenditure Forecast

Xcel Energy has reviewed its construction program and significantly revised its capital expenditure forecast. The new forecast reflects a reduction in capital expenditures of approximately $1.0 billion in 2003 and $1.3 billion in 2004 at NRG and approximately $200 million per year in 2003 and 2004 for Xcel Energy’s utility operations. The capital expenditure forecast is detailed in the following table ($ in millions).

	2002	2003	2004

Total utility	$1,017	$922	$930
NRG	1,436	548	257
Other nonregulated	66	27	30

Total capital expenditures	$2,519	$1,497	$1,217

NRG has an ownership interest in U.S. projects currently under construction, which remain in the capital expenditure forecast and are scheduled for operation before the end of 2004. Any projects with commercial operation dates beyond 2004 are not listed. The projects are as follows:

			Expected operation
Name	Location	Megawatt capacity	dates

Bayou Cove	Jennings, LA	320	October 2002
Brazos Valley	Thompsons, TX	633	June 2003
Meriden	Meriden, CT	540	April 2004
Nelson	Nelson Township, IL	1,168	September 2003
Pike	Holmesville, MS	1,192	December 2003

The capital expenditure forecast assumes NRG maintains 100-percent ownership of all domestic projects. The potential sale of any domestic project would result in further capital reductions. The capital expenditure forecast does not reflect acquisitions of generation assets, including FirstEnergy, or net proceeds from asset sales. The capital expenditure programs of Xcel Energy are subject to continuing review and modification. Actual construction expenditures may vary from the estimates due to changes in market conditions.

Xcel Energy Financing Plan

In July 2002, NSP-MN issued $185 million of unsecured bonds. The bonds have an interest rate of 8 percent and mature in 2042.

Xcel Energy is in the process of replacing a portion of the balance outstanding under credit facilities at the NSP-MN, PSCo and Xcel Energy holding company level with long-term debt. The following table details Xcel Energy’s financing plan (in millions of dollars) for debt issuances in August through December 2002, subject to favorable market conditions.

Company	Amount

NSP-MN	$300-$400
PSCo	$400-$600
Xcel Energy Holding Company	$300-$400
NRG Leveraged Lease	$800
NRG	$0-$800

In addition, Xcel Energy plans to issue approximately $500 million of equity during the third or fourth quarter.

Xcel Energy Liquidity

As of June 30, 2002, Xcel Energy had the following credit facilities (in millions of dollars) available to meet its liquidity needs.

Company	Facility	Drawn	Available	Maturity	Type

NSP-MN	$300	$250	$50	Aug-2002	Revolver
NSP-MN	$250	$0	$250	Sept-2002	Bridge
PSCo	$530	$230	$300	June-2003	Revolver
PSCo	$200	$0	$200	Sept-2002	Bridge
SPS	$250	$15	$235	Feb-2003	Revolver
Xcel Energy	$400	$0	$400	Nov-2002	Revolver
Xcel Energy	$400	$270	$130	Nov-2005	Revolver
NRG	$1,000	$1,000	$0	Mar-2003	Revolver

In addition, as of June 30, 2002, Xcel Energy had $496 million of unrestricted cash and cash equivalents. This includes $369 million of cash and cash equivalents at NRG.

Xcel Energy PUHCA Limitations

Xcel Energy is a registered holding company under the PUHCA. As a result, Xcel Energy, its utility subsidiaries and certain of its nonutility subsidiaries are subject to extensive regulation by the SEC under the PUHCA with respect to issuances and sales of securities, acquisitions and sales of certain utility properties and intra-system sales of certain goods and services. In addition, the PUHCA generally limits the ability of registered holding companies to acquire additional public utility systems and to acquire and retain businesses unrelated to the utility operations of the holding company.

Based on current limits under the PUHCA rules, Xcel Energy can invest up to 100 percent of its retained earnings in Exempt Wholesale Generators and Foreign Utility Companies, which constitute a majority of NRG’s asset portfolio.

From January 2002 through June 30, 2002, Xcel Energy had invested $500 million of equity into NRG. Based on Xcel Energy’s average retained earnings as of June 30, 2002, Xcel Energy could invest an additional $400 million into NRG.

Note 5. Earnings Guidance

Current expectations and assumptions for Xcel Energy’s 2002 earnings per share (EPS) are:

2002 EPS Range

Utility operations	$1.57 - $1.65
NRG	$0.25 - $0.40
Other	($0.12) - ($0.10)

Xcel Energy	$1.70 - $1.95

Key Assumptions:

•	Normal weather patterns throughout the remainder of 2002;
•	Xcel Energy issues $500 million of equity in the third or fourth quarter;
•	Average common stock and equivalents of 397 million shares in 2002;
•	NRG closes on FirstEnergy in 2002;
•	Connecticut Light & Power agreement provides additional margin starting August 2002;
•	Higher levels of interest expense at both Xcel Energy and NRG; and
•	Continuation of depressed power pool prices and sparkspreads.

Note 6. Business Developments

PSCo Rate Case

In May 2002, Xcel Energy filed a combined general rate case with the Colorado Public Utilities Commission (CPUC) to address increased costs for providing energy to Colorado customers. The net impact of the filings would increase electric revenue by approximately $220 million and decrease gas revenue by approximately $13 million. The rates are expected to be effective in early 2003. Xcel Energy also asked to increase its authorized rate of return on equity set at 12 percent for electricity and 12.25 percent for natural gas.

Reliant Trading Transactions

Xcel Energy previously reported that its PSCo subsidiary had engaged in a group of transactions in 1999 and 2000 with the trading arm of Reliant Resources in which PSCo bought a quantity of power from Reliant and simultaneously sold the same quantity back to Reliant. For doing this, PSCo normally received a small profit. PSCo made a total pretax profit of approximately $110,000 on these transactions. Also as previously reported, PSCo engaged in one trade with Reliant in which PSCo simultaneously bought and sold power at the same price without realizing any profit. The purpose of this nonprofit transaction was in consideration of future for-profit transactions. PSCo engaged in these transactions with Reliant for the proper commercial objective of making a profit. It did not do these transactions to inflate volumes or revenues.

Xcel Energy and PSCo have received subpoenas from the Commodity Futures Trading Commission for documents and other information concerning these so-called “round trip trades” and other trading in electricity and natural gas for the period Jan. 1, 1999 to the present.

Xcel Energy Inc. also has received a subpoena from the SEC for documents concerning “round trip trades,” as defined in the SEC subpoena, in electricity and natural gas with Reliant Resources, Inc. for the period Jan. 1, 1999, to the present. The SEC subpoena is issued pursuant to a formal order of private investigation that does not name Xcel Energy.

Based upon accounts in the public press, management believes that similar subpoenas in the same investigations have been served on other industry participants. Xcel Energy and PSCo are cooperating with the regulators and taking steps to assure satisfactory compliance with the subpoenas.

Connecticut Light & Power — NRG

On Dec. 5, 2001, NRG and Connecticut Light and Power (CL&P) filed a request with the Connecticut Department of Public Utility Control (DPUC) for an increase in the standard offer rate paid to energy suppliers. The increase was requested to cover higher costs related to recent environmental legislation and anticipated higher charges for transmission service. The increase would have contributed approximately $5 million of net income per month to NRG. On June 17, 2002, the DPUC ruled the parties were not entitled to the requested increase.

In July 2002, NRG reached a tentative agreement with CL&P that would result in increased compensation to NRG, a supplier of CL&P’s wholesale supply agreement. As a part of the agreement, NRG has committed to keeping power generation units in service at its Devon and Norwalk Harbor generating stations as well as at its Cos Cob remote jet sites for the remainder of the wholesale supply agreement. CL&P filed an emergency petition with the DPUC asking for approval of a shift of wholesale supply agreement revenues, effective Aug. 1, 2002, through Dec. 31, 2003, that would reallocate 0.7 cents per kilowatt-hour in the wholesale price paid to existing suppliers.

XCEL ENERGY INC.
UNAUDITED EARNINGS RELEASE SUMMARY
All dollars in thousands, except earnings per share

3 months ended June 30	2002	2001

Operating revenue	$3,428,000	$3,697,000
Net income	$87,000	$168,000
Earnings available for common shareholders	$86,000	$167,000
Average shares – common and potentially dilutive (1000’s)	378,000	344,000

Earnings per share – diluted
Earnings before unusual items	$0.37	$0.46
Discontinued operations – see page 5	$(0.04)	$0.00
Special charges – see page 5	$(0.10)	$(0.04)
Conservation incentive adjustment – see page 6	$0.00	$0.07

Total earnings per share	$0.23	$0.49

12 months ended June 30	2002	2001

Operating revenue	$13,835,000	$14,721,000
Net income	$609,000	$608,000
Earnings available for common shareholders	$604,000	$603,000
Average shares – common and potentially dilutive (1000’s)	355,000	341,000

Earnings per share – diluted
Earnings before unusual items	$1.90	$2.28
Discontinued operations – see page 5	$(0.04)	$0.00
Special charges – see page 5	$(0.19)	$(0.56)
Conservation incentive adjustment – see page 6	$0.00	$0.07
Extraordinary items – see page 6	$0.03	$(0.02)

Total earnings per share	$1.70	$1.77

Return on Equity, before unusual items	10.5%	13.3%
Return on Equity – total	9.1%	10.4%
Book value	$18.57	$17.58